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                                                                       EXHIBIT 4


                            NBC Capital Corporation
                      Assumption of the FFBS Bancorp, Inc.
                      1993 Incentive Stock Option Plan and
                           and the FFBS Bancorp, Inc.
                   1993 Stock Option Plan for Outside Directors


     Attached hereto are resolutions adopted by the board of directors of NBC Capital Corporation on September 8, 1999 and Section 1.11 of the Agreement and Plan of Merger by and between NBC Capital Corporation and FFBS Bancorp, Inc. dated February 3, 1999, which, taken together, constitute the terms and conditions of the NBC Capital Corporation Assumption of the FFBS Bancorp, Inc. 1993 Incentive Stock Option Plan and the FFBS Bancorp, Inc. 1993 Stock Option Plan for Outside Directors (the "Plan").
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                              BOARD OF DIRECTORS
                            NBC CAPITAL CORPORATION

                                  RESOLUTIONS

     WHEREAS, FFBS Bancorp, Inc. ("FFBS") maintained the FFBS 1993 Incentive Stock Option Plan and the FFBS 1993 Stock Option Plan for Outside Directors;

     WHEREAS, Section 1.11 of the Agreement and Plan of Merger between NBC Capital Corporation (this "Corporation") and FFBS effective as of August 31, 1999 (the "Merger Agreement"), provided for the assumption by this Corporation of the outstanding options issued by FFBS under such plans;

     NOW, THEREFORE, BE IT RESOLVED, that in accordance with Section 1.11 of the Merger Agreement, this Corporation shall assume the obligations of FFBS with respect to the outstanding options granted under the FFBS 1993 Incentive Stock Option Plan and the FFBS 1993 Stock Option Plan for Outside Directors (all such options referred to herein as the "Assumed Options");

     FURTHER RESOLVED, that these resolutions, together with Section 1.11 of the Merger Agreement, shall constitute the plan of this Corporation with respect to the Assumed Options, such plan to be effective as of August 31, 1999 (the "Assumed Option Plan") (the "Effective Date");

     FURTHER RESOLVED, that this Board of Directors shall serve as the administrator of the Assumed Option Plan established hereunder, and that the board shall have the discretionary power and authority to interpret and construe the provisions of the plan, to establish rules and regulations relating to the plan, and to make any other determinations which it believes necessary or advisable for the proper administration of the plan or the exercise of the Assumed Options thereunder;

     FURTHER RESOLVED, that this Board of Directors hereby reserves for issuance under the Assumed Option Plan a maximum of 30,000 shares of the common stock, $1.00 par value, of this Corporation ("NBC Stock");

     FURTHER RESOLVED, that this Board of Directors hereby ratifies and confirms the grant of the Assumed Options in such amounts and at such option prices as set forth in Exhibit A hereto and that all Assumed Options shall be fully vested and exercisable as of the Effective Date and shall expire as follows: (1) Assumed Options held by Mr. Willis H. Jolly, Jr. shall expire on the earlier of August 31, 2000 or the tenth anniversary of the original date of grant under the FFBS plan; (2) Assumed Options held by Mr. William H. McIntyre shall expire on the earlier of November 30, 1999 (i.e., three months after Mr. McIntyre's employment with FFBS was terminated) or the tenth anniversary of the original date of grant under the FFBS plan; (3) Assumed Options held by Mr. Robert S. Caldwell, Jr. shall expire on the earlier of the one-year anniversary of the date on which Mr. Caldwell ceases to be a director of NBC or the tenth
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anniversary of the original date of grant under the FFBS plan; and (4) Assumed
Options held by Mr. E. Frank Griffin, III shall expire on the earlier of the three-month anniversary of the date on which Mr. Griffin ceases to be an employee of NBC or the tenth anniversary of the original date of grant under the FFBS plan;

     FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to issue shares of NBC Stock upon the exercise of the Assumed Options and payment of the exercise price therefor;

     FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized, empowered and directed to file with the Securities and Exchange Commission (the "Commission"), as soon as practicable after August 31, 1999, a registration statement on Form S-8 (the "Registration Statement") covering shares of common stock of the Corporation to be issued pursuant to these resolutions, substantially in the form presented to this meeting, but with such changes therein and additions thereto as they, in their discretion, shall deem necessary or advisable;

     FURTHER RESOLVED, that Richard T. Haston be named in the Registration Statement as the Corporation's agent for service (the "Agent for Service"), and that the Agent for Service be and hereby is authorized and designated to act on behalf of the Corporation as its Agent for Service as to all matters relating to the Registration Statement with the powers enumerated in the rules and regulations of the Commission, specifically including Rule 478 thereof;

     FURTHER RESOLVED, that the chief executive officer and such other officers as he may from time to time designate, whether orally or in writing, are hereby authorized, empowered and directed to prepare or cause to be prepared and to deliver to the participants in the Plan a prospectus complying with the requirements of Form S-8, and to prepare or cause to be prepared any supplement to the prospectus as may be required under applicable law;

     FURTHER RESOLVED, that such officers are hereby authorized, empowered and directed to prepare or cause to be prepared and to execute in the name and on behalf of the Corporation and to cause to be filed with the Commission such amendments and supplements to the Registration Statement or prospectus as are deemed necessary or advisable in order that the registration statement shall remain effective and in compliance with the rules and regulations of the Commission; and

     FURTHER RESOLVED, that the chief executive officer and such officers as he may from time to time designate, whether orally or in writing, are hereby authorized and empowered to take any and all actions, and to prepare, execute and file such documents, as they shall deem necessary or advisable, in order to carry out the purposes and intents of the foregoing resolutions.
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                                   EXHIBIT A


                                  NBC       Price per
     Name of Optionee        Common Stock     share
     ================        ============  ==========

Robert S. Caldwell, Jr.          5,768       $11.42
E. Frank Griffin, III            4,011       $11.42
W. H. Jolly, Jr.                 5,768       $11.42
W. H. McIntyre                  13,898       $11.42

        Total Shares            29,445
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1.11.     Treatment of Stock Options.  (a) At the Effective Time, each outstanding option to purchase shares of FFBS Common Stock under the FFBS stock option plans (each, an "FFBS Stock Option"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such FFBS Stock Option, the number of shares of NBC Common Stock equal to (a) the number of shares of FFBS Common Stock subject to the FFBS Stock Option, multiplied by (b) the Exchange Rate (such product rounded to the nearest whole number) (a "Replacement Option"), at the exercise price per share (rounded down to the nearest whole cent) equal to (y) the per share exercise price pursuant to such FFBS Stock Option divided by (z) the Exchange Rate. For example, each FFBS Stock Option with an exercise price of $10.00 shall be converted into an option to purchase .7702 shares of NBC Common Stock with an exercise price of $12.98. Notwithstanding the foregoing, each FFBS Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to "incentive stock options," fractional shares will be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent. At or prior to the Effective Time, FFBS shall use its best efforts, including its reasonable best efforts to obtain any necessary consents from optionees, with respect to the FFBS stock option plans to permit the replacement of the outstanding FFBS Stock Options by NBC pursuant to this Section and to permit NBC to assume the FFBS stock option plans. FFBS shall further take all action necessary to amend the FFBS stock option plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, NBC shall assume the FFBS stock option plans; provided, that such assumption shall be only in respect of the Replacement Options and that NBC shall have no obligation with respect to any awards under the FFBS stock option plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed FFBS stock option plans. As used herein, Exchange Rate shall mean the Exchange Rate as it may be adjusted pursuant to Section 1.4 of this Agreement.

     (b) At all time after the Effective Time, NBC shall reserve for issuance such number of shares of NBC Common Stock as necessary so as to permit the exercise of options granted under the FFBS stock option plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. NBC shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of NBC Common Stock subject to the options to acquire NBC Common Stock issued pursuant to Section 1.11(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.